Exhibit 99.1

Derby, UK, May 24th 2017 - Atlantic Projects Company (UK) Ltd. (APC), today announced that it has received from Tecnicas Reunidas a contract for the erection of a 299 MW biomass boiler at TeesREP Biomass Power station located in Teeside, UK and owned by MGT Teesside Ltd. Work will begin in July this year with completion scheduled in 2019.

“We are delighted to be working with Tecnicas Reunidas to deliver this important project for the UK renewable energy industry” said Philip Healy, Managing Director of Atlantic Projects Company.

About Atlantic Projects Company

Atlantic Projects Company, a wholly owned subsidiary of Argan Inc. (NYSE: AGX), is a leading provider of Construction and Engineering Services for power energy industry customers worldwide. During our 40 year history we have installed more than 350 turbines and installed or upgraded 150 boilers totaling more than 50,000 MW (thermal) at client locations on four continents.

APC recently relocated its UK operations to Derby. We also operate from business locations in Dublin, Hong Kong and New York. Additional information about Atlantic Projects Company can be found at www.atlanticprojects.com.

Atlantic Projects Company media contact:

Jane Munns

+44 (01332) 742765

jmunns@atlanticprojects.com